UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2007

LCC International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7900 Westpark Drive, Suite A-315, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 703-873-2000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 27, 2007, LCC International, Inc. (the “Company,” “we,” “our” or “us”) entered into an Exchange and Settlement Agreement with the investors which invested approximately $17 million for shares of the Company’s common stock in a private offering completed on April 19, 2007. As part of that investment, we entered into a registration rights agreement under which we agreed to register the investors’ shares of common stock by no later than June 3, 2007 or to pay a penalty of 1% per month up to 10% until the registration statement was filed with the SEC. In addition, we agreed to an additional monthly penalty of 1% if the registration statement was not declared effective by August 20, 2007. We have not been able to meet our obligation to these investors to register their shares because we have not been current in our reporting obligations with the SEC. Under the registration rights agreement we have been accruing penalties every month, payable in cash, for our failure to register the shares. As recently disclosed, we have now filed our 2006 Annual Report on Form 10-K and have engaged new accountants to assist us with our 2007 quarterly reports on Form 10-Q. As part of the process of coming current in our filings, we have entered into this settlement agreement with the investors to resolve the matter without our having to pay any cash amounts and to obtain a release from further penalties.
     Under the settlement, we have agreed to initially exchange each share of common stock held by the investors for 1.125 shares of a new series of preferred stock. This new preferred stock by its terms will convert back into common stock in connection with our next qualifying equity financing transaction of $10 million or more or, if we do not conduct such a financing, at the end of 18 months. The conversion will be at the sale price in the qualifying equity financing transaction (or the market price of the common stock, if conversion is after the 18 months) but not below a floor price of $2.00 per share. In return, the investors have agreed to release us from our continuing non-compliance with the registration requirement and all accrued penalties, and have given us a general release from claims they may have against us arising out the investment, including any failure to disclose that we would not be able to register their shares for a substantial period. We have agreed to take the necessary steps to register their shares once we have become current in our SEC filings or in connection with registering shares issued in our next qualifying equity financing transaction.
     Until the earlier of the consummation of a qualifying equity financing transaction or six months following the time when the Company becomes compliant with its SEC filing obligations, the investors are prohibited from effecting any short sales of the common stock or other types of hedging transactions involving the common stock. After that time, this prohibition will only apply when the Company advises the investors that it is actively seeking to complete a qualifying equity financing transaction.
     The preferred stock will not accrue any dividends for the first year, but at the end of that time, if it has not been converted back into common stock, dividends would begin to accrue, initially at 6% and then increasing at set intervals thereafter up to a maximum of 12% on any preferred shares then outstanding.
     In order to convert all of the preferred shares back into common stock, we likely will need stockholder approval under applicable Nasdaq Marketplace Rules, since as a result of the conversion, the April 2007 private placement ultimately will result in the issuance of more than 20% of our common stock then outstanding. Until that approval is obtained, the number of shares of preferred stock converted will be reduced on a pro rata basis so that the maximum amount permitted to be converted without stockholder approval will be converted, and the remaining shares of preferred stock would continue to be outstanding. If no stockholder approval is obtained, the outstanding shares of preferred stock will be subject to increases in the dividend rate, as described above.
     We have the right under the certificate of designations to redeem all of the outstanding shares of preferred stock that are not converted by paying the stated value of such shares plus any unpaid and accrued dividends. However, we are not permitted to redeem shares of stock under the terms of our credit facility, and would need a waiver for any such redemption. In addition, any holder of preferred shares may convert such shares into an equal number of shares of common stock at any time at the holder’s option prior to the mandatory conversion of the preferred stock.
     A copy of the settlement agreement is filed as Exhibit 10.1 to this report, and the foregoing summary of the terms of the Agreement is qualified in all respects to the text of the settlement agreement, which is incorporated by reference in this Item 1.01.

Item 3.03 Material Modification to Rights of Security Holders
     The information set forth under Item 1.01 of this report is incorporated by reference in this Item 3.03.
     The holders of our common stock will be subject to the rights and preferences of the new Series A preferred stock, when issued. Holders of shares of the Series A preferred stock will have claims against our assets senior to the claim of the holders of the common stock in the event of liquidation, dissolution or winding-up. From and after December 21, 2008, dividends will accrue on the Series A preferred stock at fixed rates set forth in the preferred stock’s certificate of designations, and the preferred shares will be entitled to receive dividends prior to any such dividends being paid on the common stock. In addition, holders of the Series A preferred stock Shares of Series A preferred stock may be converted under the circumstances described in Item 1.01 of this report.
     Holders of shares of Series A preferred stock will have the right to vote together with the holders of the common stock as a single class on any matter on which the holders of common stock are entitled to vote. Each holder of Series A preferred stock will be entitled to one vote for each share of common stock that would be issuable to such holder upon the permitted conversion of all the shares of Series A preferred stock held by the holder on the record date for the determination of shareholders entitled to vote. Only the shares permitted to be converted without stockholder approval will be entitled to vote until any stockholder approval required by Nasdaq Marketplace Rules is obtained.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     The information set forth under Items 1.01 and 3.03 of this report is incorporated by reference in this Item 5.03.
     In connection with the closing of the exchange transaction described in Item 1.01 of this report, we are amending our certificate of incorporation by filing the Series A preferred stock certificate of designation with the Delaware Secretary of State. This certificate of designation will create the Series A preferred stock and become a part of the Company’s restated certificate of incorporation.
Item 9.01 Financial Statements and Exhibits
     (d)    Exhibits
     The Company herewith files the following exhibits:

Exhibit No.	Description
10.1	Exchange and Settlement Agreement, dated as of December 27, 2007, among LCC International, Inc. and the investors listed on the signature pages thereof.

99.1	Press Release, dated January 3, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.
Date: January 3, 2008	/s/ Peter A. Deliso
Peter A. Deliso
Senior Vice President, New Ventures, and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Exchange and Settlement Agreement, dated as of December 27, 2007, among LCC International, Inc. and the investors listed on the signature pages thereof.

99.1	Press Release, dated January 3, 2008.

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